Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amcor plc Registration Statement (Amendment No. 1 to Form S-4) and related joint proxy statement/prospectus and to the incorporation by reference therein of our reports dated November 26, 2024, with respect to the consolidated financial statements of Berry Global Group, Inc., and the effectiveness of internal control over financial reporting of Berry Global Group, Inc., included in its Annual Report (Form 10-K) for the year ended September 28, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

January 21, 2025